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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                   FORM 12B-25

                                                      SEC FILE NUMBER: 0 27987
                                                      CUSIP NUMBER: 740530 20 9




                           NOTIFICATION OF LATE FILING

   (Check One): [ ] Form 10-K  [ ] Form 20-F  [ ] Form 11-K  [x] Form 10-Q
                                [ ] Form N-SAR

                         For Period Ended: June 30, 2000
                       [ ]  Transition Report on Form 10-K
                       [ ]  Transition Report on Form 20-F
                       [ ]  Transition Report on Form 11-K
                       [ ]  Transition Report on Form 10-Q
                       [ ]  Transition Report on Form N-SAR
                 For the Transition Period Ended: June 30, 2000.

 If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:


PART I -- REGISTRANT INFORMATION
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Full Name of Registrant:     Premier Mortgage Resources, Inc.
                             --------------------------------
Address of Principal Executive Office (Street and  Number)  280 Windsor Highway,
New Windsor, New York   12553

PART II -- RULES 12B-25(B) AND (C)
If the subject report could not be filed without unreasonable effort or expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate)


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[x]  (a) The reasons described in reasonable detail in Part III of this form could not be eliminated without unreasonable effort or expense;

     (b) The subject annual report, semi-annual report, transition report on Form 10-K, Form 20-F,11-K or Form N-SAR, or portion thereof, will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report of transition report on Form 10-Q, or portion thereof will be filed on or before the fifth

     (c) The accountant's statement or other exhibit required by Rule 12b-25(c) has been attached if applicable.

PART III -- NARRATIVE

State below in reasonable detail the reasons why Forms 10-K, 20-F, 11-K, 10-Q, N-SAR, or the transition report portion thereof, could not be filed within the prescribed time period.

DUE TO CIRCUMSTANCES BEYOND THE ISSUER'S CONTROL, THE 10-Q WAS NOT READY FOR SUBMISSION ON THE REQUIRED DATE. THE AUDITOR WAS DETAINED IN PREPARING REPORTS, AND WITHOUT SUMMARY DATA FROM THE AUDITOR, THE ISSUER COULD NOT COMPLETE THE MANAGEMENT DISCUSSION AND ANALYSIS. THE ISSUER WILL FILE ITS QUARTERLY REPORT ON OR BEFORE THE FIFTH DAY AFTER THE PRESCRIBED DUE DATE.

PART IV-- OTHER INFORMATION

(1) Name and telephone number of person to contact in regard to this notification


         Andrea Cataneo, Esq.                     (973) 584-6994
         --------------------                     ---------------
               (Name)                              (Phone number)

(2) Have all other periodic reports required under Section 13 or 15(d) of the Securities Exchange Act of 1934 or Section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed? If answer is no, identify report(s). Yes

(3) Is it anticipated that any significant change in results of operations from the corresponding period for the last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof? No

If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.


                        Premier Mortgage Resources, Inc.
                        --------------------------------
                  (Name of Registrant as Specified in Charter)

has caused this notification to be signed on its behalf by the undersigned hereunto duly authorized.

Date    August 14, 2000      By,  /s/ Joe Cilento
                                  ----------------------
                                  Joe Cilento, President